Exhibit 99.3

USA TRUCK ENTERS INTO NEW COOPERATION AGREEMENTS

WITH BAKER STREET AND STONE HOUSE

VAN BUREN, ARK. – February 26, 2015 – USA Truck, Inc. (NASDAQ: USAK), a leading North American transportation and logistics provider, announced today that it has entered into a cooperation agreement with each of Baker Street Capital, LLC and Stone House Capital Management, LLC, and certain of their affiliates (the “2015 Cooperation Agreements”). The 2015 Cooperation Agreements extend many of the provisions set forth in the existing cooperation agreement with Baker Street and Stone House from May of 2014 (the “2014 Cooperation Agreement”).

Under the 2015 Cooperation Agreements, USA Truck has agreed to file a registration statement at the request of Baker Street and Stone House in respect of up to 2,000,000 shares of its common stock held by them and to nominate Vadim Perelman, Thomas Glaser, and Gary Enzor for re-election to USA Truck’s board of directors as Class II directors (term expiring May 2018) at the 2015 annual meeting of stockholders. USA Truck will not sell in the offering any shares other than those registered by Baker Street and Stone House.

In exchange, Baker Street and Stone House have agreed to (i) vote in accordance with the recommendations of USA Truck’s board of directors at the Company’s 2015 annual meeting of stockholders except with respect to certain extraordinary transactions and, in certain circumstances, the 2016 annual meeting of stockholders; (ii) abide by “standstill provisions” similar to those in the 2014 Cooperation Agreement during the period ending 10 days prior to the deadline for submission of stockholder nominations for the 2016 annual meeting of stockholders, which period may, in certain circumstances, be extended for an additional year; and (iii) pay certain expenses relating to the sale of shares (including the applicable discounts and commissions and a portion of “road show” and other expenses). In the future, if shares beneficially owned by Baker Street fall below (i) 10% of the outstanding shares of the Company as a result of sales completed under the registration statement or (ii) 50% of the aggregate number of shares currently owned by Baker Street, then Vadim Perelman will tender his resignation from the board of directors. Once the registration statement is declared effective, the Company anticipates conducting a “road show” with respect to the Baker Street and Stone House shares.

“We are pleased to have reached agreements with Baker Street and Stone House,” said USA Truck Chairman Robert A. Peiser. “We believe this will allow us to preserve the stability of the USA Truck board while the Company continues to execute its turnaround plan and more fully realizes the potential of its business model. In addition, we believe that providing the flexibility for Baker Street and Stone House to reduce their positions in the future in an orderly manner, would best serve the interests of all USA Truck stockholders.”

Stone House’s Mark Cohen said: “We are very pleased by the operating and financial improvements made by John Simone and the USA Truck team. As USAK’s share price has increased by almost 150% since we invested nearly a year and a half ago, portfolio management considerations have motivated our decision to ask USAK to register a portion of our shares giving us the flexibility to trim our holdings in the future. As the turnaround plan begins to take hold, we are happy to remain its top shareholder.”

The terms of the 2015 Cooperation Agreements were approved by the USA Truck board of directors (other than representatives of Baker Street and Stone House, who abstained) after consultation with independent legal counsel and an independent financial advisor. In approving the 2015 Cooperation Agreements, the board took into consideration its belief that stockholders would benefit from increased public float upon an offering of a majority of the shares held by Baker Street and Stone House, as well as from a reduction in the potential for an actual or perceived “overhang” on the price of the Company’s stock that could occur if shares owned by Baker Street and Stone House were solely sold over a long period of time absent registration.

About USA Truck

USA Truck is a transportation and logistics provider headquartered in Van Buren, Arkansas, with terminals, offices and staging facilities located throughout the United States. We transport commodities throughout the continental U.S. and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Strategic Capacity Solutions and Intermodal service offerings provide customized transportation solutions using sophisticated technological tools and multiple modes of transportation.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future” and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ materially from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

Company Contact

Michael Borrows,

EVP & CFO

USA Truck, Inc.

(479) 471-2672

Michael.Borrows@usa-truck.com

Investor Relations

Contact

Harriet Fried / Jody Burfening

LHA (212) 838-3777